EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Net Income of $9.2 Million for the Quarter Ended September 30, 2019

BOWIE, Md., Oct. 23, 2019 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (Nasdaq: OLBK), the parent company of Old Line Bank (the “Bank”), reports net income increased $919 thousand, or 11.12%, to $9.2 million for the three months ended September 30, 2019, compared to $8.3 million for the three-month period ended September 30, 2018.  Earnings were $0.54 per basic and diluted common share for the three months ended September 30, 2019, compared to $0.49 per basic and $0.48 per diluted common share for the three months ended September 30, 2018.  The increase in net income for the third quarter of 2019 as compared to the same 2018 period is primarily the result of a $1.8 million decrease in non-interest expenses and a $1.3 million increase in non-interest income, partially offset by a $1.3 million decrease in net interest income.  Net income for the 2018 period included $2.3 million ($1.5 million net of taxes) of merger-related expenses (or $0.09 per basic and diluted common share) in connection with the Company’s acquisition of Bay Bancorp, Inc. (“BYBK”), the former parent company of Bay Bank, FSB (“Bay”), in April 2018.

Net income was $26.6 million for the nine months ended September 30, 2019, compared to $17.1 million for the same period last year, an increase of $9.5 million, or 55.96%.  Earnings were $1.56 per basic and $1.55 per diluted common share for the nine months ended September 30, 2019, compared to $1.12 per basic and $1.10 per diluted common share for the same period last year.  The increase in net income is primarily the result of increases of $4.5 million in net interest income and $2.3 million in non-interest income and a decrease of $4.9 million in non-interest expenses.  Included in net income for the 2018 period was $9.4 million ($7.6 million net of taxes, or $0.50 per basic and diluted common share) for merger-related expenses associated with the acquisition of BYBK.

Net loans held for investment at September 30, 2019 increased $64.7 million compared to December 31, 2018 and $89.3 million compared to September 30, 2018.  The increase in loans was a result of organic loan growth of $184.5 million and $243.0 million, respectively, partially offset by $120.0 million and $153.5 million, respectively, in paydowns on previously-acquired loans since December 31, 2018 and September 30, 2018.

Total deposits at September 30, 2019 increased by $117.3 million, or 5.11%, since December 31, 2018 and $171.1 million, or 7.63%, compared to September 30, 2018, as a result of organic growth derived from our greater market presence, including the locations we have added as a result of our recent acquisitions.

Total assets were $3.1 billion at September 30, 2019, increasing $146.8 million from $2.95 billion at December 31, 2018 and $165.8 million from $2.93 billion at September 30, 2018.  In addition, the Company had net loans of approximately $2.5 billion and deposits of approximately $2.4 billion at September 30, 2019.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “We had a strong quarter with organic loan growth of 5.40% and favorable earnings of $9.2 million.   The mortgage group increased originations by approximately $25 million providing solid results once again increasing income by approximately $579 thousand when compared to the same period last year.”  The upcoming merger with WesBanco (“WSBC)” continues to progress pending regulatory and stockholder approvals. We are excited about the opportunities this transaction will bring to our customers, community and employees.  We look forward to joining the company and are eager to work together to continue the tradition of community banking to our clients.”

HIGHLIGHTS:

  Average gross loans increased $49.9 million, or 2.08%, and $302.3 million, or 14.20%, respectively, to $2.4 billion for each of the three- and nine-month periods ended September 30, 2019, compared to $2.1 billion and $2.4 billion, respectively, during the three and nine months ended September 30, 2018.

  Loans originated and sold in the secondary market were $120.5 million for the nine months ended September 30, 2019 compared to $77.1 million for the same nine-month period last year, resulting in an increase in income on marketable loans of $987 thousand compared to the same period last year.

  Total yield on interest-earning assets increased to 4.68% for the nine months ended September 30, 2019, compared to 4.60% for the same period last year.  Conversely, total yield on interest-earning assets decreased to 4.61% for the three-month period ended September 30, 2019, compared to 4.69% for the corresponding 2018 period.
  Return on average assets (“ROAA”) and return on average equity (“ROAE”) were 1.19% and 9.24%, respectively, for the three months ended September 30, 2019, compared to ROAA and ROAE of 1.12% and 8.89%, respectively, for the third quarter of 2018.
  ROAA and ROAE were 1.17% and 9.14%, respectively, for the nine months ended September 30, 2019, compared to ROAA and ROAE of 0.87% and 7.31%, respectively, for the nine months ended September 30, 2018.

  Total assets increased $146.8 million, or 4.98%, during the nine months ended September 30, 2019, primarily due to an increase of $64.7 million in loans held for investment, $48.8 million in our investment securities available for sale and the addition of $27.7 million for an operating lease right of use asset.
  Total deposits grew by $117.3 million, or 5.11%, since December 31, 2018 with $61.1 million of the growth occurring in non-interest bearing deposits.

  We ended the third quarter of 2019 with a book value of $23.38 per common share and a tangible book value of $17.02 per common share compared to $21.77 and $15.39, respectively, at December 31, 2018.

  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Results of Operations for the Three Months Ended September 30, 2019 Compared to September 30, 2018

Average interest-earning assets increased $102.3 million for the three-month period ended September 30, 2019 compared to the same period of 2018.  The average yield on such assets was 4.61% for the three months ended September 30, 2019 compared to 4.69% for the comparable 2018 period.  The increase in the average balance of our interest-earning assets was almost entirely due to increases in the average balance of our investment securities available for sale and our loans.  The decrease in the average yield was primarily the result of lower yields on our loans held for investment, partially offset by an increase in the yield on our investment securities available for sale.  Average interest-bearing liabilities increased $46.0 million for the three-month period ended September 30, 2019 compared to the same period of 2018 due to a $95 million increase in the average balance of our deposits, primarily as a result of deposit growth since September 30, 2018, partially offset by a $49 million decrease in the average balance of our borrowings.  The average rate paid on such liabilities increased to 1.56% for the three-month period ended September 30, 2019 compared to 1.20% for the same period in 2018 due to higher rates paid on our deposits and borrowings.

The net interest margin for the three months ended September 30, 2019 decreased to 3.48% from 3.81% for the three months ended September 30, 2018.  The net interest margin decreased due to higher interest rates on both our deposits and our borrowed funds and a decrease in the yield on our interest-earning assets.  The net interest margin during the third quarter of 2019 was positively affected by the amount of accretion on acquired loans.  Accretion decreased due to a lower amount of early payoffs on acquired loans with fair value marks during the three months ended September 30, 2019 compared to the same period of 2018.  The fair value accretion/amortization is recorded on paydowns recognized during the quarter, which contributed 11 basis points for the three months ended September 30, 2019 compared to 14 basis points for the three months ended September 30, 2018.

Net interest income decreased $1.3 million, or 5.37%, for the three months ended September 30, 2019 compared to the same period of 2018, as a result of a $1.9 million increase in interest expense, partially offset by a $593 thousand increase in interest income. Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings, while interest income increased due to an increase in the average balance of our interest-earning assets, partially offset by a decrease in the average yield on such assets.

Non-interest income increased $1.3 million, or 44.64%, for the three-month period ended September 30, 2019 compared to the same period of 2018, primarily as a result of increases of $544 thousand in income from gain on sales or calls of investment securities, which resulted from the calls of approximately $29.8 million of our callable agencies, and $579 thousand in income on marketable loans as a result of a $25 million increase in the volume of originations in loans held for sale compared to the three months ended September 30, 2018, which resulted in an increase in the aggregate amount of premiums we received on such sales.

Non-interest expense decreased $1.8 million, or 10.97%, for the three-month period ended September 30, 2019 compared to the same period of 2018, primarily due to our having no merger and integration expenses during the 2019 period compared to $2.3 million in merger and integration expenses during the three months ended September 30, 2018, partially offset by increases in salaries and employee benefits and data processing.

Results of Operations for the Nine Months Ended September 30, 2019 Compared to September 30, 2018

Average interest-earning assets increased $356.6 million for the nine months ended September 30, 2019 compared to the same period of 2018.  The average yield on such assets was 4.68% for the nine months ended September 30, 2019 compared to 4.60% for the comparable 2018 period.  The increase in the average balance of our interest-earning assets was due to an increase in the average balance of our loans, resulting from both organic growth and the loans that we acquired in the BYBK acquisition, as well as an increase in the average balance of our investment securities available for sale.  The increase in the average yield was the result of higher yields on our investment securities available for sale and on our loans held for investment.  Average interest-bearing liabilities increased $280.8 million for the nine-month period ended September 30, 2019 compared to the same period of 2018, primarily as a result of the deposits we acquired in the BYBK acquisition.  The average rate paid on such liabilities increased to 1.57% for the nine-month period ended September 30, 2019 compared to 1.11% for the same period in 2018 due to higher rates paid on our deposits and borrowings.

The net interest margin for the nine months ended September 30, 2019 decreased to 3.52% from 3.79% for the nine months ended September 30, 2018.  The net interest margin decreased due to higher interest rates on both our deposits and our borrowed funds, partially offset by an increase in the yield on our interest-earning assets.  The net interest margin during the nine-months ended September 30, 2019 was positively affected by the amount of accretion on acquired loans.  Accretion increased slightly due to a higher amount of early payoffs on acquired loans with fair value marks during the nine months ended September 30, 2019 compared to the same period of 2018.  The fair value accretion/amortization is recorded on paydowns recognized, which contributed 13 basis points for each of the nine months ended September 30, 2019 and 2018.

Net interest income increased $4.5 million, or 6.76%, for the nine months ended September 30, 2019 compared to the same period of 2018, primarily due to an increase in loan interest income resulting from increases in both the average balance of and average yield on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings.

Non-interest income increased $2.3 million, or 29.40%, for the nine-month period ended September 30, 2019 compared to the same period of 2018, primarily as a result of increases of $540 thousand in income from the POS sponsorship program, which was not in place during the first quarter of 2018, $987 thousand in income on marketable loans as a result of a $43.0 million increase in the volume of originations in loans held for sale compared to the nine months ended September 30, 2018, which resulted in an increase in the aggregate amount of premiums we received on such sales, and $560 thousand in gain on sales or calls of investment securities as a result of the call of approximately $49.2 million of our callable agencies during the period, $32.8 million of which had discounts remaining.

Non-interest expense decreased $4.9 million, or 10.09%, for the nine-month period ended September 30, 2019 compared to the same period of 2018, primarily as a result of our having no merger and integration expenses during the nine months ended September 30, 2019 compared to $9.4 million in merger and integration expenses during the same period last year in connection with the BYBK acquisition.  Partially offsetting the lack of merger and integration expenses were increases in salaries and employee benefits, occupancy and equipment, core deposit amortization, data processing, and other operating expenses.  Salaries and employee benefits increased $2.3 million and occupancy and equipment expenses increased $613 thousand primarily as a result of the inclusion of expenses related to the staff and the branches, respectively, that we acquired in the BYBK acquisition for the entire nine-month period of 2019 compared to just approximately five and a half months of such expenses for the comparable 2018 period.  Core deposit amortization increased $445 thousand as a result of the higher amortization of premiums from deposits that we acquired in the BYBK acquisition.  Data processing expenses increased as a result of additional customer transactions primarily due to the additional branches, and therefore additional customers, resulting from our acquisition of BYBK, which were included for the full 2019 period but for only five and a half months for the 2018 period.  Other operating expenses increased $925 thousand due to increases in general operating costs, such as marketing and advertising, sponsorships and donations, loan expenses, software expense, and telephone expense.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  The Bank has 37 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers, to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018 (1)	September 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$44,987,316	$56,392,900	$49,619,806	$41,495,763	$45,774,719
Interest bearing accounts	1,625,029	1,832,209	2,107,845	2,051,273	3,522,685
Federal funds sold	388,971	781,033	961,329	953,582	1,008,801
Total cash and cash equivalents	47,001,316	59,006,142	52,688,980	44,500,618	50,306,205
Investment securities available for sale	268,534,675	295,969,550	307,034,351	219,705,762	216,358,059
Loans held for sale	22,534,097	15,443,340	9,632,523	11,564,993	8,829,777
Loans held for investment, less allowance for loan losses of $8,001,352 and $7,471,023 for September 30, 2019 and December 31, 2018	2,473,922,052	2,420,437,144	2,417,186,160	2,409,227,698	2,384,579,814
Equity securities at cost	10,886,803	11,524,301	13,863,550	11,150,750	13,063,250
Premises and equipment	42,073,240	42,326,703	42,561,705	42,624,787	43,060,727
Accrued interest receivable	7,960,574	9,131,984	8,607,100	7,958,511	8,072,826
Bank owned life insurance	69,167,140	68,750,106	68,333,419	67,920,021	67,490,846
Annuity plan	6,226,727	6,293,571	6,269,638	6,268,426	6,298,627
Other real estate owned	1,091,634	882,510	882,510	882,510	1,469,166
Goodwill	94,668,455	94,668,455	94,668,455	94,668,455	94,403,635
Core deposit intangible	13,400,601	14,054,647	14,704,408	15,362,232	16,024,950
Other assets	39,370,630	37,124,392	40,813,248	18,172,332	21,060,315
Total assets	$3,096,837,944	$3,075,612,845	$3,077,246,047	$2,950,007,095	$2,931,018,197

Deposits
Non-interest bearing	$620,136,296	$620,754,339	$579,962,005	$559,059,672	$581,339,177
Interest bearing	1,793,209,494	1,763,727,019	1,755,472,767	1,736,989,227	1,660,902,293
Total deposits	2,413,345,790	2,384,481,358	2,335,434,772	2,296,048,899	2,242,241,470
Short term borrowings	204,378,672	221,654,780	282,141,546	228,184,856	272,534,890
Long term borrowings	38,569,343	38,503,032	38,437,015	38,371,291	38,304,981
Accrued interest payable	2,452,857	3,040,219	2,460,829	2,844,715	1,643,666
Supplemental executive retirement plan	6,115,372	6,180,673	6,089,246	5,997,819	6,123,518
Other liabilities	34,615,063	32,441,274	32,559,241	7,788,981	9,989,481
Total liabilities	2,699,477,097	2,686,301,336	2,697,122,649	2,579,236,561	2,570,838,006

Stockholders' equity
Common stock	169,991	169,991	170,516	170,311	169,889
Additional paid-in capital	292,993,861	292,653,644	293,590,357	293,501,107	293,139,653
Retained earnings	103,100,167	95,956,286	89,084,561	82,628,356	74,167,389
Accumulated other comprehensive income (loss)	1,096,828	531,588	(2,722,036)	(5,529,240)	(7,296,740)
Total stockholders' equity	397,360,847	389,311,509	380,123,398	370,770,534	360,180,191
Total liabilities and stockholders' equity	$3,096,837,944	$3,075,612,845	$3,077,246,047	$2,950,007,095	$2,931,018,197
Shares of basic common stock outstanding	16,999,146	16,999,146	17,051,569	17,031,052	16,988,883

(1) Financial information at December 31, 2018 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2019	2019	2019	2018 (1)	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$29,125,029	$29,125,229	$28,850,931	$29,284,012	$29,056,814	$87,101,189	$75,206,303
Investment securities and other	2,221,905	2,577,723	2,059,312	1,743,737	1,696,510	6,858,940	5,040,078
Total interest income	31,346,934	31,702,952	30,910,243	31,027,749	30,753,324	93,960,129	80,246,381
Interest expense
Deposits	6,119,906	6,103,812	5,616,515	5,067,752	4,098,787	17,840,233	9,551,755
Borrowed funds	1,678,093	2,130,630	1,982,713	1,891,413	1,768,532	5,791,436	4,817,613
Total interest expense	7,797,999	8,234,442	7,599,228	6,959,165	5,867,319	23,631,669	14,369,368
Net interest income	23,548,935	23,468,510	23,311,015	24,068,584	24,886,005	70,328,460	65,877,013
Provision for loan losses	456,000	72,583	414,175	613,672	307,870	942,758	1,235,023
Net interest income after provision for loan losses	23,092,935	23,395,927	22,896,840	23,454,912	24,578,135	69,385,702	64,641,990
Non-interest income
Service charges on deposit accounts	709,302	712,623	627,260	745,646	728,550	2,049,185	2,028,013
POS sponsorship program	688,188	636,756	600,061	641,063	711,577	1,925,005	1,385,079
Gain on sales or calls of investment securities	544,259	15,927	-	-	-	560,186	-
Earnings on bank owned life insurance	528,512	524,753	494,180	531,604	520,785	1,547,445	1,274,777
Gains (losses) on disposal of assets	-	32,599	-	-	(1,100)	32,599	13,266
Loss on write down of stock	-	-	-	-	(91,498)	-	(152,496)
Gain on sale of loans	-	-	-	556,358	-	-	-
Income on marketable loans	990,474	841,843	496,843	479,824	411,850	2,329,160	1,342,201
Other fees and commissions	596,762	493,271	544,435	1,238,049	525,171	1,634,468	1,897,567
Total non-interest income	4,057,497	3,257,772	2,762,779	4,192,544	2,805,335	10,078,048	7,788,407
Non-interest expense
Salaries & employee benefits	7,717,352	7,600,771	7,133,583	6,743,042	7,491,736	22,451,706	20,178,521
Occupancy & equipment	2,337,124	2,396,021	2,452,773	2,339,115	2,349,691	7,185,918	6,572,733
Data processing	782,593	760,727	727,183	699,769	659,926	2,270,503	1,971,747
Merger and integration	-	-	-	-	2,282,705	-	9,404,507
Core deposit amortization	654,046	649,761	657,824	662,718	663,685	1,961,631	1,516,734
(Gains) losses on sales of other real estate owned	-	-	-	(27,801)	26,266	-	80,738
OREO expense	59,272	41,833	25,666	77,142	(99,957)	126,771	113,032
Other operating	3,284,031	3,282,605	3,251,684	3,465,550	3,288,286	9,818,320	8,893,691
Total non-interest expense	14,834,418	14,731,718	14,248,713	13,959,535	16,662,338	43,814,849	48,731,703

Income before income taxes	12,316,014	11,921,981	11,410,906	13,687,921	10,721,132	35,648,901	23,698,694
Income tax expense	3,131,785	3,009,901	2,906,732	3,526,073	2,456,303	9,048,418	6,642,850
Net income	$9,184,229	$8,912,080	$8,504,174	$10,161,848	$8,264,829	$26,600,483	$17,055,844
Earnings per basic share	$0.54	$0.52	$0.50	$0.60	$0.49	$1.56	$1.12
Earnings per diluted share	$0.54	$0.52	$0.50	$0.59	$0.48	$1.55	$1.10
Adjusted per basic share (non-GAAP)	$-	$-	$-	$-	$0.58	$-	$1.62
Adjusted per diluted share (non-GAAP)	$-	$-	$-	$-	$0.57	$-	$1.60
Dividend per common share	$0.12	$0.12	$0.12	$0.10	$0.10	$0.36	$0.28
Average number of basic shares	16,999,146	17,025,728	17,039,961	17,008,504	16,988,883	17,021,359	15,277,219
Average number of dilutive shares	17,129,181	17,148,958	17,170,507	17,181,820	17,187,837	17,146,723	15,485,452
Return on Average Assets	1.19%	1.17%	1.16%	1.37%	1.12%	1.17%	0.87%
Return on Average Equity	9.24%	9.20%	8.99%	10.70%	8.89%	9.14%	7.31%
Operating Efficiency (2)	53.74%	55.12%	54.65%	49.39%	60.17%	54.49%	66.15%

(1) Financial information at December 31, 2018 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

Old Line Bancshares, Inc. & Subsidiaries
Quarterly Average Balances, Interest and Yields

	9/30/2019		6/30/2019		3/31/2019		12/31/2018		9/30/2018
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$2,322,594	1.08%	$2,884,435	1.48%	$2,791,150	2.37%	$4,130,258	2.96%	$4,765,138	1.52%
Investment Securities (2)	289,610,460	3.28%	320,939,698	3.46%	262,912,937	3.43%	236,018,603	3.18%	233,633,128	3.09%
Loans	2,446,911,180	4.76%	2,428,047,580	4.85%	2,418,266,901	4.87%	2,414,758,155	4.84%	2,397,054,094	4.84%
Allowance for Loan Losses	(8,018,971)		(7,956,074)		(7,593,472)		(7,122,881)		(6,885,911)
Total Loans Net of allowance	2,438,892,209	4.77%	2,420,091,506	4.86%	2,410,673,429	4.89%	2,407,635,274	4.86%	2,390,168,183	4.85%
Total interest-earning assets	2,730,825,263	4.61%	2,743,915,639	4.69%	2,676,377,516	4.74%	2,647,784,135	4.70%	2,628,566,449	4.69%
Noninterest bearing cash	50,954,051		49,567,273		46,270,628		43,728,188		48,035,416
Goodwill and Intangibles	108,464,503		109,119,799		109,791,837		110,188,394		110,861,142
Premises and Equipment	68,481,420		68,532,182		44,403,507		42,902,372		43,626,501
Other Assets	94,581,576		95,371,009		99,169,559		101,812,816		103,995,121
Total Assets	$3,053,306,813		$3,066,505,902		$2,976,013,047		$2,946,415,905		$2,935,084,629

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,753,113,810	1.38%	$1,750,122,135	1.40%	$1,741,184,120	1.31%	$1,726,574,227	1.16%	$1,658,060,302	0.98%
Borrowed Funds	234,165,450	2.84%	290,305,725	2.94%	268,178,852	3.00%	255,083,457	2.94%	283,169,572	2.48%
Total interest-bearing liabilities	1,987,279,260	1.56%	2,040,427,860	1.62%	2,009,362,972	1.53%	1,981,657,684	1.39%	1,941,229,874	1.20%
Noninterest bearing deposits	631,577,580		597,706,343		565,081,492		572,704,465		601,558,786
	2,618,856,840		2,638,134,203		2,574,444,464		2,554,362,149		2,542,788,660

Other Liabilities	40,290,606		39,663,626		17,825,648		15,264,196		23,355,099
Stockholder's Equity	394,159,367		388,708,073		383,742,935		376,789,560		368,940,870
Total Liabilities and Stockholder's Equity	$3,053,306,813		$3,066,505,902		$2,976,013,047		$2,946,415,905		$2,935,084,629

Net interest spread		3.05%		3.08%		3.21%		3.31%		3.49%
Net interest income and Net interest margin(1)	$23,944,631	3.48%	$23,876,743	3.49%	$23,679,819	3.59%	$24,412,499	3.66%	$25,227,247	3.81%

(1) Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
(2) Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ended September 30, 2019 and 2018.    Fair value accretion for the current quarter and prior four quarters are as follows:

	9/30/2019		6/30/2019		3/31/2019		12/31/2018		9/30/2018
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans	$116,166	0.02%	$166,941	0.02%	$44,430	0.01%	$140,822	0.02%	$113,378	0.02%
Mortgage loans	430,796	0.06	609,568	0.09	678,636	0.10	504,905	0.08	620,664	0.09
Consumer loans	106,316	0.02	111,600	0.02	197,086	0.03	104,350	0.02	110,220	0.02
Interest bearing deposits	64,630	0.01	56,762	0.01	54,947	0.01	61,038	0.01	70,157	0.01
Total Fair Value Accretion	$717,908	0.11%	$944,871	0.14%	$975,099	0.15%	$811,115	0.13%	$914,419	0.14%

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	9/30/2019		6/30/2019		3/31/2019		12/31/2018		9/30/2018
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$23,548,935	3.42%	$23,468,510	3.43%	$23,311,015	3.53%	$24,068,584	3.61%	$24,886,005	3.76%
Tax equivalent adjustment
Federal funds sold	111	0.00	124	0.00	103	0.00	124	0.00	92	0.00
Investment securities	177,627	0.03	195,024	0.03	169,305	0.03	157,634	0.02	159,520	0.02
Loans	217,958	0.03	213,085	0.03	199,396	0.03	186,157	0.03	181,630	0.03
Total tax equivalent adjustment	395,696	0.06	408,233	0.06	368,804	0.06	343,915	0.05	341,242	0.05
Tax equivalent interest yield	$23,944,631	3.48%	$23,876,743	3.49%	$23,679,819	3.59%	$24,412,499	3.66%	$25,227,247	3.81%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Legacy Loans(1)
Period End Loan Balance	$1,852,652	$1,757,773	$1,704,913	$1,668,118	$1,609,695
Deferred Costs	3,742	3,554	3,457	3,087	2,805
Accruing	1,841,049	1,749,705	1,703,328	1,667,179	1,608,808
Non-accrual	4,554	1,581	1,585	939	887
Accruing 30-89 days past due	6,975	3,703	6,454	7,988	6,352
Accruing 90 or more days past due	74	2,782	1,125	-	1,785
Allowance for loan losses	7,780	7,417	7,342	7,005	6,699
Other real estate owned	-	-	-	-	-
Net charge offs (recoveries)	11	(4)	(5)	27	(1)

Acquired Loans(2)
Period End Loan Balance	$625,529	$667,000	$716,624	$745,494	$779,060
Accruing	614,066	656,854	712,932	741,777	775,438
Non-accrual(3)	2,975	3,421	3,692	3,718	3,622
Accruing 30-89 days past due	7,632	6,716	5,917	11,796	8,120
Accruing 90 or more days past due	855	9	151	243	733
Allowance for loan losses	221	473	466	466	281
Other real estate owned	1,092	883	883	883	1,469
Net charge offs (recoveries)	334	(5)	82	96	33

Allowance for loan losses as % of held for investment loans	0.32%	0.32%	0.32%	0.31%	0.29%
Allowance for loan losses as % of legacy held for investment loans	0.43%	0.45%	0.46%	0.45%	0.42%
Allowance for loan losses as % of acquired held for investment loans	0.04%	0.07%	0.06%	0.06%	0.04%
Total non-performing loans as a % of held for investment loans	0.34%	0.32%	0.27%	0.20%	0.30%
Total non-performing assets as a % of total assets	0.31%	0.28%	0.24%	0.20%	0.29%

(1) Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015, July 28, 2017 and April 13, 2018.
(2) Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015 from Regal Bank & Trust, on July 28, 2017 from Damascus Community Bank, and on April 13, 2018 from Bay. We originally recorded these loans at fair value upon acquisition.
(3) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

OLD LINE BANCSHARES, INC.
CONTACT: ELISE ADAMS
CHIEF FINANCIAL OFFICER
(301) 430-2560